Contact Information:
Maurice H. Sullivan, Jr.
Chairman & Chief Executive Officer
617-254-0707

Peoples Federal Bancshares, Inc. Added to Russell 3000 Index

Brighton, Massachusetts – June 28, 2012 – Peoples Federal Bancshares, Inc. [PEOP:NASDAQ] today announced the Company was added to the Russell 3000® Index when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes on June 22, 2012.

Maurice H. Sullivan, Jr., Chairman and Chief Executive said   “We are pleased to be added to the Russell 3000 Index, which reflects our continued positive momentum and efforts to increase shareholder value.  We expect our inclusion will raise our profile and generate greater interest in our stock at an institutional investor level.”

Russell indexes are widely used by investment managers and institutional investors for both index funds and as benchmarks for passive and active investment strategies.   In the institutional marketplace, an industry-leading $3.9 trillion in assets currently are benchmarked to them.   The Company will hold its membership until Russell reconstitutes its indexes in June 2013.

The annual reconstruction of the Russell 3000 captures the 3,000 largest U.S. Stocks as of the end of May, ranking them by total market capitalization.   The Russell 3000 also serves as the U.S. Component to the Russell Global Index, which Russell launched in 2007.

About Peoples Federal Bancshares, Inc.

Peoples Federal Bancshares, Inc. is the holding company of Peoples Federal Savings Bank which has offices in Brighton, Allston, West Roxbury, Jamaica Plain, Brookline, Newton and Norwood, Massachusetts.

About Russell

Russell Investments (Russell) is a global asset manager and one of only a few firms that offers actively managed, multi-asset portfolios and services that include advise, investments and implementation.   Working with institutional investors, financial advisors and individuals, Russell’s core capabilities extend across capital markets insights, manager research, Indexes, portfolio implementation and portfolio construction.